Exhibit 10.1

THE TRAVELERS COMPANIES, INC.
485 Lexington Avenue
New York, NY  10017

As of August 4, 2015
Amended as of March 28, 2016

Jay S. Fishman
485 Lexington Avenue
New York, NY  10017

Re:  Letter Agreement Amendment

Dear Jay:

I am writing to confirm your agreement to certain changes to the terms of your employment letter agreement with The Travelers Companies, Inc. (the “Company”), dated as of December 19, 2008 (previously amended on March 24, 2014) (the “Employment Agreement”), as set forth below.  Capitalized terms used herein without definition have the meanings assigned to such terms under your Employment Agreement.  Effective as of the date hereof, the Employment Agreement shall be amended as follows:

•                  Section 2(a) of the Employment Agreement is hereby amended to remove the first sentence thereof and insert the following in its place:

“Until the close of business on December 1, 2015 or such earlier transition date mutually agreed between you and the Board (the “Transition Date”), you will continue to serve as Chief Executive Officer of the Company, and you will also continue to serve as Chairman of the Board of the Company. From and after the Transition Date, you will cease serving as Chief Executive Officer and you will serve as Executive Chairman of Company and Chairman of the Board of the Company.”

•                  Section 2(a) of the Employment Agreement is further amended to remove the last sentence thereof and insert the following in its place:

“During the Remaining Term, you will report solely and directly to the Board, and, for so long as you are serving as Chief Executive Officer, all other executives will report to you.”

•                  Section 4 of the Employment Agreement is hereby amended to add the following:

Upon any termination of your employment (other than a termination by the Company for Cause), you will receive any unpaid previously awarded Annual Bonus for any prior year and, if the Annual Bonus for the prior year has not yet been determined, you will remain eligible to receive such Annual Bonus.  In addition, you will also be eligible to receive a partial Annual Bonus for the year in which such termination occurs, prorated for the portion of the year prior to the termination, taking into account the Company’s performance and your personal performance for the relevant year.  The amount of such Annual Bonus payment(s), if any, will be determined (if not determined prior to your termination date) by the Committee in its sole discretion at its first annual February meeting date following your termination date on which annual bonuses and long-term incentive awards are determined for the Company’s other executive officers (the “Meeting Date”), and will be paid to you (or, in the event of your death, to your beneficiaries) promptly thereafter.

•                  Section 5 of the Employment Agreement is hereby amended to add the following:

Upon any termination of your employment (other than a termination by the Company for Cause):

(i)            if your employment terminates after the end of a calendar year but prior to your receipt of the Annual Equity Grant scheduled to be made to you during the calendar year in which your termination occurs, you will remain eligible to receive such Annual Equity Grant that you would have received if your employment had continued through the annual equity grant date in the calendar year in which your termination occurs, and

(ii)           in addition, in respect of the calendar year in which your termination of employment occurs (the “Termination Year”), you will remain eligible to receive a pro-rata portion of the Annual Equity Grant that you would have received as the Annual Equity Grant in the calendar year immediately succeeding the year of your termination (the “Succeeding Year”) if your employment had continued through the Annual Equity Grant grant date in the Succeeding Year.

The amount of any Annual Equity Grants payable pursuant to clauses (i) or (ii) above of this Section 5 following your termination of employment will be determined by the Committee in its sole discretion on the Meeting Date, and will be paid to you (or, in the event of your death, to your beneficiaries) in cash (rather than in equity instruments) promptly thereafter.

•                  Section 8(c) of the Employment Agreement is hereby amended to delete the following clause:

“(i) a pro rata portion of 250% of your Base Salary for the year, calculated by multiplying 250% of such Base Salary by a fraction, the numerator of which is the number of days in the year elapsed prior to such death or Disability and the denominator of which is 365, and (ii)”.

•                  Section 8 of the Employment Agreement is hereby amended to add a new Section 8(e), as follows:

“(e) Transition and Succession. Subject to Sections 1 and 2 above, and the foregoing provisions of this Section 8, you will continue to serve in the positions and perform the roles specified in Section 2 until your employment terminates in accordance with this Section 8 (the “Termination Date”).  Following your Termination Date you will continue to consult with the Company’s Chief Executive Officer and with the Board with respect to historical and forward-looking strategic issues affecting the Company. You agree to remain available to do so at the request of the Chief Executive Officer or the Board until the third anniversary of your Termination Date.  During this three (3) year period you will not be paid a consulting fee; however, you and the Company will continue to be required to observe and comply with the provisions of Section 7(d) regarding your transportation arrangements on the same terms and in the same manner that applied as of August 4, 2015 (i.e., you may continue to travel on Company aircraft and use the Company-provided car and driver on the same terms and in the same manner, subject, in the case of aircraft use, to availability and priority use for business purposes and the reimbursement provisions that exist as of August 4, 2015).  During this three (3) year period the Company will continue to make available for your use the Company’s senior executive technical support services for computer, communication, smart phone and security hardware and software on the same terms and in the same manner made available to the senior executives of the Company.  To the extent you require the support of a personal assistant during this three (3) year period, you will have access to your former personal assistant (or, in the event of her departure, another administrative assistant employed by the Company reasonably satisfactory to you), with secretarial workspace and systems access and support at the Company’s offices comparable to those provided to other senior executive administrative assistants. You will reimburse the Company on a reasonable agreed basis, as requested, for any direct incremental costs associated with the services of the personal assistant.”

•                  Section 8(a) of the Employment Agreement is hereby amended to:

First, restate the first two lines of that section to read as follows —

“(a) Resignation for Good Reason and Certain Terminations Without Cause.  If you terminate your employment for Good Reason or your employment is terminated by the Company without Cause and such termination without Cause occurs either prior to December 1, 2015 or at any time in connection with or following a Change in Control (as defined below), you will receive:”;

and

Second, to add the following new subsection at the end of Section 8(a) —

“(iii) Any termination of your employment by the Company without Cause occurring after December 1, 2015 shall be subject to 30-days advance notice by the Company.”

•                  Section 8 of the Employment Agreement is hereby further amended to add the following clause at the end of the definition of “Good Reason” appearing in Section 8:

“; and provided finally that notwithstanding the foregoing, the change in your position and corresponding duties and responsibilities from Chief Executive Officer to Executive Chairman as of the Transition Date in accordance with Section 2(a) (and the corresponding appointment by the Company of a new Chief Executive Officer who will report direct to the Board) will not constitute Good Reason.”

Except as set forth above, the terms of your Employment Agreement (including, without limitation, the restrictive covenants set forth therein) shall continue in full force and effect.

Sincerely.

THE TRAVELERS COMPANIES, INC.

By:	/s/ Donald J. Shepard
	Name:	Donald J. Shepard
	Title:	Chair — Compensation Committee

Agreed and accepted

As of the date first written above:

/s/ Jay S. Fishman
Jay S. Fishman